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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2000

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034 (Commission File Number)	41-0448030 (IRS Employer Identification No.)
800 Nicollet Mall, Mpls, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant's telephone number, including area code 612-330-5500

Northern States Power Company
(Former name or former address, if changed since last report)

Item 5. Other Events

    On Oct. 31, 2000, the management of Xcel Energy Inc., will make a presentation to representatives of the financial community at the Edison Electric Institute Financial Conference in San Francisco, California. The presentation will begin at 8:15 am PST/11:15 am EST and may be viewed via a live web cast. Individuals interested in viewing the web cast should go to EEI's web site at http://www.eei.org/ resources/meetings/001029.htm for instructions. The presentation will be archived from November 1 to November 10.

    As part of the presentation Xcel Energy management will:

  •
  present data and analyses which support its belief the company's stock should be valued at more than $35 per share

  •
  state that its goal is to attain that stock price value in six to twelve months and

  •
  state that its earnings target, excluding the impact of special charges and extraordinary items, for 2000 is $2.10 per share

    Management will also indicate that its priorities for 2001 are:

  •
  earn $2.20 per share in 2001

  •
  target and deliver additional merger synergies

  •
  support NRG Energy's continued growth

  •
  capture NRG's value for Xcel Energy shareholders

    It will announce that Xcel Energy's Board of Directors has authorized NRG to raise up to $600 million of equity through a secondary offering. The timing and amount will be approved by NRG's Board of Directors and will be dependent on NRG's opportunities and market conditions.

    It is management's expectation that an NRG equity offering will enable it to accelerate the growth of its earnings contribution to Xcel Energy.

    Charts will be presented which show that Xcel Energy expects costs savings from merger synergies to be approximately $65 million in 2001 and $120 million in 2002. Agreed to rate reductions as conditions of the merger approval will approximate $33 million and $28 million in 2001 and 2002. Management will state it believes that approximately 85 percent of the 2001 synergies and 65 percent of the 2002 synergies have been "locked in" through actions that have been taken.

    Charts also will be presented consistent with the First Call consensus 2001 earnings estimates for Xcel Energy and NRG of $2.20 and $1.20, respectively. Additionally charts will be shown that represent the company expects estimates of 2001 earnings contributions from various business segments and potential market valuations, based on such consensus earnings estimates, as follows:

	Xcel EPS	Assumed Price Earnings Ratio	Potential Value/Share
Xcel Electric Utility	$1.60	13	$20.80
Xcel Gas Utility	0.15	13	1.95
NRG Energy	0.52	30	15.60
Xcel Enterprises	0.05	13	0.65
Unallocated interest	(0.12)	13	(1.56)
Xcel Total	$2.20		$37.44

    This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.04 to Xcel Energy's report on Form 8-K filed Aug. 21, 2000.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL ENERGY INC. (A MINNESOTA CORPORATION)
By:	/s/ RICHARD C. KELLY Richard C. Kelly President, Enterprises

October 27, 2000

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SIGNATURES